Exhibit 99.1


PRESS RELEASE                                   Franklin Street Properties Corp.
--------------------------------------------------------------------------------
401 Edgewater Place o Suite 200 o Wakefield, Massachusetts 01880-6210
o (781)557-1300 o www.franklinstreetproperties.com

Contact: Donna Brownell    877-686-9496                    FOR IMMEDIATE RELEASE

                   FRANKLIN STREET PROPERTIES CORP. ANNOUNCES
                              FIRST QUARTER RESULTS

Wakefield, MA--May 8, 2006--Franklin Street Properties Corp. ("Franklin Street Properties", the "Company" or "FSP") (AMEX: FSP) announced today net income and Earnings Per Share (EPS) for the first quarter ended March 31, 2006. The Company also announced Adjusted Funds From Operations (AFFO) for first quarter ended March 31, 2006, and an update on the recently completed acquisition of five properties.

The Company evaluates its performance based on net income, EPS and AFFO, and believes each is an important measure. The Company considers these measurements in determining distributions paid to equity holders. A reconciliation of net income to AFFO (a "Non-GAAP financial measure") is provided on page 2 of this press release.

      o EPS for the three months ended March 31, 2006 increased $0.01 per share to $0.22 per share compared to the three months ended March 31, 2005. Net income was $13.1 million or $0.22 per share (based on 59.8 million shares), compared to $10.4 million or $0.21 per share (based on 49.6 million shares) in 2005.
      o AFFO for the three months ended March 31, 2006 increased $0.06 per share to $0.34 per share compared to the three months ended March 31, 2005. AFFO was $20.3 million or $0.34 per share (based on 59.8 million shares), compared to $13.7 million or $0.28 per share (based on 49.6 million shares) in 2005.

The following significant factors affected net income, EPS and AFFO for the three months ended March 31, 2006 compared to results for the same period in 2005:
      o Increased net operating income from the real estate portfolio included:
            o The benefits of four properties that were acquired through merger in April 2005, which we did not have in 2005 and were accretive to our per share calculations.
            o The benefits of three Class A suburban office properties acquired in 2005 and 2006, including one property located in Colorado acquired in February 2005, another in Indiana that was acquired in July 2005, and one in Texas that was acquired in February 2006.
            o A $4.6 million termination payment from a tenant at our property in Illinois. The property has subsequently been 100% leased to a new tenant.
      o Interest income increased $358,000 to $588,000 in the first quarter of 2006 compared to 2005 as a result of higher bank balances during the quarter and rising interest rates.
      o These increases were partially offset by lower investment banking results for the first quarter of 2006 compared to 2005. Gross proceeds on the sale of securities, which our investment banking revenues are based upon, for the first quarter of 2006 were $29.2 million compared to $37.0 million in the first quarter of 2005.
      o Interest income from loans to properties in syndication was also lower in 2006, as a property was purchased for syndication toward the end of the first quarter of 2006, while last year there was a property loan outstanding for the entire quarter.
      o There was a net increase of 10.2 million weighted average shares of FSP common stock ("Shares") for the quarter ended March 31, 2006 compared to 2005, as a result of the merger completed in May 2005, which added 10.9 million Shares, less the repurchase of 0.7 million Shares in the fourth quarter of 2005. EPS and AFFO calculations were affected by this increase.


                                     -more-

A reconciliation of net income to AFFO is shown below and a definition of AFFO is on Supplemental Schedule F. We believe AFFO is used broadly throughout the REIT industry and is generally calculated in a similar manner to our calculation.

                                                                 Three Months Ended
                                                                     March 31,
                                                          -------------------------------
(In thousands except per share amounts)                     2006                   2005
                                                            ----                   ----

Net income                                                $ 13,139               $ 10,423
  GAAP income from non-consolidated REITs                     (275)                  (665)
  Distributions from non-consolidated REITs                    118                    599
  Depreciation of real estate & intangible amortization      7,133                  3,632
  Straight-line rent                                           200                   (307)
  Capital expenditures                                        (268)                  (327)
  Payments of deferred leasing costs                          (156)                   (95)
  Proceeds from funded reserves                                424                    422
                                                          -------------------------------
Adjusted Funds From Operations (AFFO)                     $ 20,315               $ 13,682
                                                          ===============================

Per Share Data
EPS                                                       $   0.22               $   0.21
AFFO                                                      $   0.34               $   0.28

Weighted average shares (basic and diluted)                 59,795                 49,630
                                                          ===============================

Dividend announcement:

On April 14, 2006 the Board of Directors of the Company declared a cash distribution of $0.31 per share of common stock payable on May 19, 2006 to stockholders of record as of April 28, 2006.

2006 Merger Update:

On May 4, 2006 we announced that effective April 30, 2006 we issued approximately 10,972,000 Shares in a tax-free exchange for preferred shares of five single-asset REITs valued at approximately $230 million in the aggregate. The properties acquired are all suburban office buildings and have a total of approximately 1.1 million square feet of rentable space. Two of the properties are located in Texas, and the other three are located in Colorado, Florida and Virginia, respectively.

Real Estate and Investment Banking Update

In February 2006 we acquired an office property in Addison, Texas. During April 2006 we reached an agreement to sell an office property in Fairfax, Virginia at a gain, which is expected to close in the second quarter of 2006. We also have another property under agreement to be sold, which we expect to be completed during 2006. As of March 31, 2006, these properties were classified in our balance sheet as assets held-for-sale. Supplemental Schedule D presents our continuing real estate portfolio of 27 properties as of March 31, 2006.

                                     -more

George J. Carter, President and CEO, commented as follows:

"Net Income/EPS and AFFO levels for the first quarter of 2006 were expected and, consequently, planned for within the FSP business/investment model. Earnings of $0.22 per share and AFFO of $0.34 per share showed measurable increases over the same period last year. Quarterly dividends paid during the first quarter, and declared for the second quarter, remain unchanged at $0.31 per share. I continue to be confident about the Company's current competitive position within the broader capital/real estate markets and optimistic about its financial performance for the balance of 2006.

More specifically, results for the first quarter of 2006 reflected: (#1) solid performance in rental operations from the Company's portfolio of properties; (#2) no real estate dispositions, but the completion of the reinvestment of sale proceeds from properties sold in the fourth quarter of 2005; and (#3) the closing of real estate investment banking business totaling $29.2 million.

#1. For the first quarter of 2006, the Company's continuing portfolio of 27 properties was 86% leased. Most of FSP's properties are suburban office buildings, and, in most markets, we are continuing to find improving conditions for both occupancy and rental rates. However, there are still many tenant leases which were signed at the height of the most recent office market cycle (approximately 1997-2001). Consequently, FSP and many other office property owners continue to face rent roll downs as old leases expire and new ones are signed. National occupancy levels continue to improve, but rent levels in most office markets are still only modestly increasing from a very low level. We believe that significant broad-based rental increases, above the 1997-2001 peak, are probably one to three years away, assuming continued overall U.S. economic growth and traditional cyclical real estate dynamics. FSP is aggressively managing its lease turnover to maximize our rental operations' contribution as the office markets continue to climb back up their cyclical curve. Concern always remains about the possibility of a new, significant downturn in the broader economy that would reverse the positive trends our markets are starting to see. Lofty worldwide energy prices, inflation and interest rates are likely to be influencing factors.

One of our single-tenant buildings located in suburban Chicago, built in 1999 and containing approximately 176,848 rentable square feet, became 100% vacant through the exercise of an early lease termination option by the tenant in the first quarter. The termination had been planned for by FSP, and including other lease expirations during the quarter resulted in an increase to overall vacancy from an 8% rate to 14% as of the end of the quarter. In April 2006 we re-leased 100% of the property to CitiCorp Credit Services, Inc., a wholly-owned subsidiary of CitiGroup Inc. The lease is guaranteed by CitiGroup Inc., and is for a term of ten years with no early termination option. The signing of this lease on a pro forma basis decreased our overall vacancy rate to 9%, and reduced our lease expirations percentage for the balance of 2006 from 17.3% at December 31, 2005 to 10.9%.

#2. During the first quarter of 2006, the Company did not dispose of any properties. However, the remaining proceeds from fourth quarter 2005 property sales and cash from the balance sheet were used to purchase a 218,913 square foot office building located in Texas for the FSP portfolio. This property was purchased for all cash and continues to be owned without any mortgage debt, as is every other property in FSP's portfolio. There continue to be existing real estate assets in our portfolio which we believe are potential sale candidates, either because of property specific or market driven reasons. However, property sales will be considered only if we believe the potential exists to reinvest the sale proceeds in new assets that have better near-term and long-term return potential than the assets we sold. Without any permanent mortgage debt, and with significant cash already on the balance sheet, property sales generate cash that is not currently needed for reserves or for mortgage debt pay down. Current high market pricing and competition for potentially acceptable property acquisitions continue to present challenges, but new opportunities are always being reviewed. Upgrading FSP's portfolio is an ongoing objective.

                                     -more

#3. First quarter investment banking business closed in $29.2 million of investor capital by the partial syndication of one office property. FSP's Investment Banking group has had a difficult time during the last several years finding properties that meet its investment criteria. Higher pricing and greater competition for quality commercial real estate have reduced the number of attractive potential acquisitions we would consider. The prospects for property acquisitions for FSP's Investment Banking group remain uncertain."

Today's news release, along with other news about Franklin Street Properties Corp., is available on the Internet at www.franklinstreetproperties.com.

A conference call is scheduled for May 9, 2006 at 10:00 a.m. (ET) to discuss the first quarter results. The toll free number is 1-800-901-5217, passcode 23223902. Internationally, the call may be accessed by dialing 1-617-786-2964, passcode 23223902. The call will also be available via a live webcast, which can be accessed at least 10 minutes before the start time through the Webcasts & Presentations section of our Investor Relations section at www.franklinstreetproperties.com. A replay of the conference call will be available on the Company's website one hour after the call.

                                     -more-

About Franklin Street Properties Corp.

Franklin Street Properties Corp. is a real estate investment trust based in Wakefield, Massachusetts, focused on achieving current income and long-term growth through investments in commercial properties. FSP operates in two business segments: real estate operations and investment banking/investment services. FSP owns an unleveraged portfolio of real estate. The majority of FSP's property portfolio is suburban office buildings. FSP's subsidiary, FSP Investments LLC (member, NASD and SIPC), is a real estate investment banking firm and a registered broker/dealer. The primary activity of the investment bank is the organization of single purpose entities that acquire, own and operate specific real estate properties. FSP Investments LLC raises all of the capital required to fully equitize those entities through private placement offerings. To learn more about FSP please visit our website at www.franklinstreetproperties.com.

Forward-Looking Statements

Statements made in this press release that state FSP's or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This press release may also contain forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those indicated in such forward looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements. Investors are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation changes in economic conditions in the markets in which we own properties, changes in the demand by investors for investment in Sponsored REITs (as defined in our Annual Report on Form 10-K for the year ended December 31, 2005), risks of a lessening of demand for the types of real estate owned by us, changes in government regulations, and expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, additional staffing, insurance increases and real estate tax valuation reassessments. See the "Risk Factors" set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2005. Although we believe the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We will not update any of the forward looking statements after the date of this press release to conform them to actual results or to changes in our expectations that occur after such date, other than as required by law.

                           Franklin Street Properties
                                Earnings Release
                            Supplementary information
                                Table of contents

      Franklin Street Properties Financial Results                A-C
      Real estate portfolio summary information                    D
      Other supplementary information                              E
      Definition of Adjusted Funds From Operations                 F


                                     -more

                  Franklin Street Properties Financial Results
                            Supplementary Schedule A
                                Income Statement
                                   (Unaudited)

                                                                    For the
                                                              Three Months Ended
                                                                   March 31,
--------------------------------------------------------------------------------
(in thousands, except per share amounts)                        2006       2005
================================================================================
Revenue:
   Rental                                                     $24,281    $12,433
Related party revenue:
   Syndication fees                                             1,921      2,519
   Transaction fees                                             1,939      2,442
   Management fees and interest income from loans                 171        970
Other                                                              22          5
--------------------------------------------------------------------------------

       Total revenue                                           28,334     18,369
--------------------------------------------------------------------------------

Expenses:
   Real estate operating expenses                               4,992      2,522
   Real estate taxes and insurance                              2,733      1,828
   Depreciation and amortization                                5,377      2,623
   Selling, general and administrative                          1,805      1,825
   Commissions                                                  1,022      1,324
   Interest                                                       594        955
--------------------------------------------------------------------------------

       Total expenses                                          16,523     11,077
--------------------------------------------------------------------------------

Income before interest income, equity in earnings of
   non-consolidated REITs and taxes on income                  11,811      7,292
Interest income                                                   588        230
Equity in earnings of non-consolidated REITs                       80        665
--------------------------------------------------------------------------------

Income before taxes on income                                  12,479      8,187
Income tax expense                                                 57         44
--------------------------------------------------------------------------------

Income from continuing operations                              12,422      8,143
Income from discontinued operations                               717      2,280
--------------------------------------------------------------------------------

Net income                                                    $13,139    $10,423
================================================================================

Weighted average number of shares outstanding,
   basic and diluted                                           59,795     49,630

Per Share Data:
Net income from continuing operations                         $  0.21    $  0.16
Income from discontinued operations                              0.01       0.05
--------------------------------------------------------------------------------
Net income per share, basic and diluted                       $  0.22    $  0.21
================================================================================

                                     -more

                  Franklin Street Properties Financial Results
                            Supplementary Schedule B
                             Condensed Balance Sheet
                                   (Unaudited)


(in thousands, except shares and par value amounts)                              March 31,         December 31,
                                                                                   2006               2005
                                                                                   ----               ----
==============================================================================================================
Assets:
Real estate assets                                                              $ 575,077           $ 549,372
Less accumulated depreciation                                                      36,162              32,885
--------------------------------------------------------------------------------------------------------------
Real estate investments, net                                                      538,915             516,487

Acquired real estate leases, net                                                   28,108              30,180
Investment in non-consolidated REITs                                                4,966               5,006
Assets held for syndication                                                        51,416                  --
Assets held for sale                                                               43,822              44,082
Cash and cash equivalents                                                          33,312              69,715
Restricted cash                                                                       465                 461
Straight-line rent receivable                                                       4,972               5,196
Deferred leasing commissions, net                                                   2,298               2,284
Current and other assets                                                            4,114               3,762
--------------------------------------------------------------------------------------------------------------
      Total assets                                                              $ 712,388           $ 677,173
==============================================================================================================

Liabilities and Stockholders' Equity:
Liabilities:
Bank note payable                                                               $  41,500           $      --
Accounts payable, accrued expenses, tenant deposits & other liabilities            14,702              15,590
--------------------------------------------------------------------------------------------------------------
     Total liabilities                                                             56,202              15,590
--------------------------------------------------------------------------------------------------------------

Stockholders' Equity:
   Common Stock, $.0001 par value, 180,000,000 shares
      authorized, 59,794,608 and 59,794,608 issued and outstanding                      6                   6
   Additional paid-in capital                                                     677,397             677,397
   Treasury stock, 731,898 and 731,898 shares, respectively                       (14,008)            (14,008)
   Distributions in excess of earnings                                             (7,209)             (1,812)
--------------------------------------------------------------------------------------------------------------
     Total Stockholders' Equity                                                   656,186             661,583
--------------------------------------------------------------------------------------------------------------

Total Liabilities and Stockholders' Equity                                      $ 712,388           $ 677,173
==============================================================================================================

                                     -more

                  Franklin Street Properties Financial Results
                            Supplementary Schedule C
                        Condensed Statement of Cash Flows
                                   (Unaudited)

                                                              For the three
                                                              months ended
                                                                March 31,
                                                           --------------------
                                                             2006        2005
                                                             ----        ----
Cash flows from operating activities:
Net income                                                 $ 13,139    $ 10,423
Adjustments to reconcile net income to net cash
     provided by operating activities:
   Depreciation and amortization expense                      5,659       3,374
   Amortization of above market lease                         1,474          59
   Equity in earnings of non-consolidated REITs                (275)       (665)
   Distributions from non-consolidated REITs                    118         599
   Shares issued as compensation                                 --          31
Changes in operating assets and liabilities:
   Restricted cash                                               (4)        (43)
   Tenant rent receivables, net                                 207          --
   Straight-line rents, net                                     200        (230)
   Operations of assets held for syndication, net                --        (236)
   Prepaid expenses and other assets, net                       210      (1,971)
   Accounts payable, accrued expenses & other items          (1,254)       (953)
   Accrued compensation                                        (555)       (105)
   Tenant security deposits                                      76          43
Payment of deferred leasing commissions                        (156)        (95)
                                                           --------    --------
Net cash provided by operating activities                    18,839      10,231
                                                           --------    --------

Cash flows from investing activities:
   Purchase of real estate assets                           (25,744)       (327)
   Acquired real estate leases                                 (951)         --
   Investment in non-consolidated REITs                         (11)         --
   Investment in assets held for syndication                (51,500)    (14,725)
                                                           --------    --------
Net cash provided by (used for) investing activities        (78,206)    (15,052)
                                                           --------    --------

Cash flows from financing activities:
   Distributions to stockholders                            (18,536)    (15,385)
   Borrowings (repayments) under bank note payable, net      41,500      14,725
                                                           --------    --------
Net cash used for financing activities                       22,964        (660)
                                                           --------    --------

Net increase (decrease) in cash and cash equivalents        (36,403)     (5,481)
Cash and cash equivalents, beginning of year                 69,715      52,752
                                                           --------    --------
Cash and cash equivalents, end of year                     $ 33,312    $ 47,271
                                                           ========    ========

                                     -more

                   Franklin Street Properties Earnings Release
                            Supplementary Schedule D
                          Real Estate Portfolio Summary
                                   (Unaudited)
                                 March 31, 2006

                                           31-Mar-2006        31-Dec-2005
                                           -----------        -----------

   Commercial real estate
          Number of properties                     26                  26
          Square feet                       3,986,564           3,978,264
          Leased percentage                        86%                 92%

   Residential real estate
          Number of properties                      1                   1
          Number of apartments                    228                 228
          Square feet                         231,363             231,363
          Leased percentage                        94%                 97%

   Combined portfolio
          Number of properties                     27                  27
          Square feet                       4,217,927           4,209,627
          Leased percentage                        86%                 92%

(In Thousands)                              As of March 31, 2006
                       -------------------------------------------------------------------
                          # of                         % of         Square        % of
State                  Properties     Investment     Portfolio       Feet      Portfolio
-----                  ----------     ----------     ---------       ----      ---------

Texas                         6         $169,383       31.4%        1,267        30.0%
Missouri                      2           57,916       10.8%          349         8.3%
Virginia                      2           48,158        8.9%          293         6.9%
Colorado                      2           45,282        8.4%          310         7.4%
California                    3           41,083        7.6%          324         7.7%
Indiana                       1           39,242        7.3%          205         4.9%
Illinois                      1           27,307        5.1%          177         4.2%
Massachusetts                 3           25,745        4.8%          385         9.1%
Georgia                       1           23,778        4.4%          161         3.8%
North Carolina                2           15,286        2.8%          172         4.1%
Michigan                      1           15,043        2.8%          215         5.1%
Washington                    1           14,771        2.7%          117         2.8%
South Carolina                1           10,598        2.0%          144         3.4%
Maryland                      1            5,321        1.0%           99         2.3%
                      ---------------------------------------   -----------------------
Total                        27         $538,915      100.0%        4,218       100.0%
                      =======================================   =======================

                                     -more-

                   Franklin Street Properties Earnings Release
                            Supplementary Schedule E
                              (Unaudited) March 31,
                                      2006

Property by type:
(In Thousands)                            As of March 31, 2006
                      ----------------------------------------------------------
                         # of                     % of       Square      % of
Type                  Properties  Investment   Portfolio      Feet     Portfolio
----                  ----------  ----------   ---------      ----     ---------
Apartments                    1       15,924        3.0%        231         5.5%
Office                       24      508,708       94.4%      3,700        87.7%
Industrial                    2       14,283        2.6%        287         6.8%
                      -----------------------------------   --------------------
Total                        27     $538,915      100.0%      4,218       100.0%
                      ===================================   ====================

      Commercial portfolio lease expirations (1)

                               Total          % of
             Year           Square Feet    Portfolio
             ----           -----------    ---------
             2006             436,496         10.9% (2)
             2007             602,021         15.1%
             2008             178,940          4.5%
             2009             670,252         16.8%
             2010             776,691         19.5%
             2011             174,662          4.4%
       Thereafter           1,147,502         28.8% (3)
                           -------------------------
                            3,986,564          100%
                           =========================

      (1) Percentages are determined based upon square footage of expiring commercial leases. Expirations exclude apartments, which generally are one year or less.
      (2) Includes affect of CitiCorp Credit Services, Inc. lease signed in April 2006.
      (3)   Includes current vacancies.

                                     -more-

                   Franklin Street Properties Earnings Release
                            Supplementary Schedule F
              Definition of Adjusted Funds From Operations ("AFFO")

The Company evaluates the performance of its reportable segments based on several measures including Adjusted Funds From Operations ("AFFO") as management believes that AFFO represents an important measure of the reportable segment's activity and is an important consideration in determining distributions paid to equity holders. The Company defines AFFO as: net income as computed in accordance with accounting principles generally accepted in the United States of America ("GAAP"); excluding gains or losses on the sale of real estate and non-cash income from Sponsored REITs; plus certain non-cash items included in the computation of net income (depreciation and amortization and straight-line rent adjustments); plus distributions received from Sponsored REITs; plus the net proceeds from the sale of land; less purchases of property and equipment ("Capital Expenditures") and payments for deferred leasing commissions, plus proceeds from (payments to) cash reserves. Depreciation and amortization, gain or loss on the sale of real estate and straight-line rents are an adjustment to AFFO, as these are non-cash items included in net income. Capital Expenditures, payments of deferred leasing commissions and the proceeds from (payments to) the funded reserve are an adjustment to AFFO, as they represent cash items not reflected in net income.

The cash reserve represents funds that the Company has set aside from time to time in anticipation of future capital needs. These reserves are typically used for the payment of Capital Expenditures, deferred leasing commissions and certain tenant allowances; however, there are no legal restrictions on their use and they may be used for any Company purpose. AFFO should not be considered as an alternative to net income (determined in accordance with GAAP), as an indicator of the Company's financial performance, nor as an alternative to cash flows from operating activities (determined in accordance with GAAP), nor as a measure of the Company's liquidity, nor is it necessarily indicative of sufficient cash flow to fund all of the Company's needs. Other real estate companies may define AFFO in a different manner. It is at the Company's discretion to retain a portion of AFFO for operational needs. We believe that in order to facilitate a clear understanding of the results of the Company, AFFO should be examined in connection with net income and cash flows from operating, investing and financing activities in the consolidated financial statements.

                                     -more-